UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Electriq Power Holdings, Inc.†

(Exact name of registrant as specified in its charter)

Delaware	85-3310839
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

625 North Flagler Drive, Suite 1003 West Palm Beach, FL	33401
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title for each class to be so registered	Name of each exchange on which each class is to be registered
Warrants, each exercisable for one share of Class A common stock at an exercise price of $6.57 per share	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates (if applicable): 333-268349

Securities to be registered pursuant to Section 12(g) of the Act: N/A

†	On the date hereof, the Registrant consummated a business combination and changed its name from TLG Acquisition One Corp. to Electriq Power Holdings, Inc.

EXPLANATORY NOTE

This Registration Statement on Form 8-A is being filed by Electriq Power Holdings, Inc. (the “Registrant”), formerly known as TLG Acquisition One Corp., with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the listing of the Registrant’s warrants to purchase shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”), each representing the right to acquire one share of Class A Common Stock for $6.57 (the “Warrants”) on the NYSE American LLC.

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Warrants and the description of the Warrants set forth under the heading “Description of Securities—Redeemable Warrants” in Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K filed with the SEC on March 25, 2022 (File No. 001-39948) is hereby incorporated by reference herein, as modified by the following paragraph.

On July 31, 2023 (the “Closing Date”), the Registrant completed its previously announced business combination (the “Business Combination”) with Electriq Power, Inc. Prior to completion of the Business Combination, the Board of Directors of the Registrant determined that the incentives provided to certain investors that purchased shares of Class A Common Stock on the Closing Date resulted in an effective issuance price of $5.71 per share of Class A Common Stock. Based on this effective issuance price per share of Class A Common Stock, the exercise price of the Warrants was adjusted on the Closing Date from $11.50 per share of Class A Common Stock to $6.57 per share of Class A Common Stock, which is equal to 115% of the newly issued price of $5.71 per share of Class A Common Stock. As of the Closing Date, there were 16,333,333 Warrants outstanding, consisting of 13,333,333 public warrants (not giving effect to the forfeiture of any fractional public warrants resulting from the separation of underlying public warrants from the units of the Registrant in connection with the consummation of the Business Combination) and 3,000,000 private placement warrants.

Item 2.	Exhibits.

Pursuant to the Instructions as to Exhibits for Form 8-A, no exhibits are required to be filed as part of this registration statement, because no other securities of the Registrant are registered on the NYSE American LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: July 31, 2023

Electriq Power Holdings, Inc.

By:	/s/ Frank Magnotti
Name: Frank Magnotti
Title: Chief Executive Officer